Exhibit 99

MAYVILLE ENGINEERING COMPANY, INC. ANNOUNCES

FULL YEAR and FOURTH QUARTER 2019 RESULTS

Performance Impacted by Sudden Demand Changes Starting in Late Third Quarter;

Ends Year in Strong Financial Position

Mayville, WI/February 26, 2020/Mayville Engineering Company (NYSE: MEC) (the “Company” or “MEC”), a leading U.S.-based value-added manufacturing partner that provides a broad range of prototyping and tooling, production fabrication, coating, assembly and aftermarket components, today announced results for the full year and fourth quarter ended December 31, 2019.

Full Year 2019 Highlights:

•	Completed Initial Public Offering (IPO) in May

•	Produced net sales of $519.7 million

•	Generated a net loss of $4.8 million, which included $28.2 million of one-time charges

•	Recorded Adjusted EBITDA of $53.1 million

•	Lowered outstanding debt to $72.6 million, or 1.4 times Adjusted EBITDA

•	Credit Agreement amended increasing borrowing capacity with more favorable rates

•	Increased share buyback authorization to $25.0 million through 2021

•	Completed integration of Defiance Metal Products (DMP) acquisition

•	Reaffirmed 2020 full-year outlook

“2019 was an important year for our Company during which we reached numerous important milestones including completing our IPO and the integration of DMP,” explained Robert D. Kamphuis, Chairman, President and CEO. “Our full year results highlight the overall strength of our business, which more recently has been impacted by the sudden shifts in demand that we started to experience late in the third quarter. We believe much of the dramatic downshift in demand has slowed and we will continue to align our cost structure to market conditions. Going forward, we are reaffirming our 2020 outlook and remain focused on leveraging our agility to shift our capacities and pursue new customer opportunities.”

Full Year Results

Net sales were $519.7 million for the year ended December 31, 2019 as compared to $354.5 million for same prior year period. The increase of $165.2 million was driven by $188.6 million of net contributions from the former DMP locations slightly offset by modest declines within our legacy business. Both the legacy MEC and former DMP businesses were adversely impacted by sudden declines in market demand that began late in the third quarter and continued through the fourth quarter, particularly in the Commercial Vehicle (CV), Agricultural and Construction end markets served. These market demand changes drove destocking activities which had a more pronounced impact on the legacy MEC business, especially in the fourth quarter. Destocking stems from lower retail sales resulting in customer decisions to reduce dealer inventory levels by reducing and curtailing near-term production schedules. In addition, several, key customers in the CV market experienced labor union issues in the third and fourth quarter of 2019, which negatively impacted production schedules for both the legacy MEC and former DMP businesses.

Manufacturing margins were $58.7 million for the year ended December 31, 2019 as compared to $50.6 million for the same prior year period. The increase of $8.1 million was driven by $21.1 million of contributions from the former DMP locations offset by declines at the legacy MEC locations. The declines in market demand, destocking, and impact of customer labor issues adversely impacted volumes and the labor absorption associated with it. These circumstances, along with the costs associated with working through the consolidation of the Company’s Virginia facilities, shift consolidations across multiple facilities and increased healthcare costs, coupled with fewer working days in the fourth quarter, negatively impacted our cost. These conditions collectively produced an unusual amount of under-absorbed manufacturing expenses and lower manufacturing margins in the third quarter and especially in the fourth quarter.

Amortization expenses were $10.7 million for the year ended December 31, 2019 as compared to $4.1 million for the same prior year period. The increase was solely attributable to the amortization of identifiable intangible assets related to the DMP acquisition.

Depreciation expenses were $22.3 million for the year ended December 31, 2019 as compared to $16.4 million for the same prior year period. The increase relates to the addition of DMP and investments in new technology and automation.

Profit sharing, bonuses, and deferred compensation expenses were $25.1 million for the year ended December 31, 2019 as compared to $8.1 million for the same prior year period. The increase of $17.0 million was primarily driven by a one-time $10.2 million increase in deferred compensation plan expense and a one-time $9.9 million increase in long term incentive plan (“LTIP”) expense, both related to the IPO, offset by a $2.6 million reduction in annual incentive-based bonus expense.

Other selling, general and administrative expenses were $25.5 million for the year ended December 31, 2019 as compared to $12.3 million for the same prior year period. The increase of $13.2 million was driven by $5.7 million of one-time IPO and DMP acquisition related expenses, $5.3 million from the former DMP acquired entities, plus additional costs associated with being a public company.

The contingent consideration payable related to the DMP earnout was adjusted to zero during the third quarter of 2019, resulting in a $6.1 million non-cash revaluation adjustment. The Company’s position that no earnout payment is due has been agreed to by DMP’s former shareholders.

Interest expense was $6.7 million for the year ended December 31, 2019 as compared to $3.9 million for the same prior year period. The increase was due to additional debt related to the DMP acquisition, slightly offset by the partial paydown of debt with the IPO proceeds in May and net positive cash flows generated by the business.

Income tax benefits were $4.1 million for the year ended December 31, 2019. The benefit is the result of the Company’s legacy business converting to a C corporation on May 12, 2019, in conjunction with the one-time IPO and DMP acquisition related expenses incurred during the year.

EBITDA and EBITDA Margin percent were $30.9 million and 5.9%, respectively, for the year ended December 31, 2019 as compared to $41.8 million and 11.8%, respectively, for the year ended December 31, 2018. The $10.9 million decline in EBITDA was due to the previously mentioned one-time increases in LTIP and deferred compensation expenses and one-time IPO and DMP acquisition related expenses. These charges were slightly offset by the DMP contingent consideration payable revaluation adjustment and the addition of DMP.

Adjusted EBITDA and Adjusted EBITDA Margin percent were $53.1 million and 10.2%, respectively, for the year ended December 31, 2019 as compared to $43.7 million and 12.3%, respectively, for the year ended December 31, 2018. The increase in Adjusted EBITDA was primarily driven by the acquisition of DMP, slightly offset by the aforementioned declines in market demand. Similarly, the decrease in EBITDA Margin percent and Adjusted EBITDA Margin percent was primarily driven by the declines in market demand.

Fourth Quarter Results

Net sales were $102.3 million for the three months ended December 31, 2019 as compared to $91.4 million for same prior year period. The increase of $10.9 million was driven by $33.1 million of net revenues from the former DMP locations, offset by declines within our legacy business. Both the legacy MEC and former DMP business volumes were adversely impacted by the aforementioned sudden declines in market demand and customer labor union issues during the fourth quarter.

Manufacturing margins were $4.0 million for the three months ended December 31, 2019 as compared to $10.4 million for the same prior year period. The decrease of $6.4 million was driven by the aforementioned changes, as well as higher health care costs. Although the Company was able to adjust its cost structure during the fourth quarter to align with 2020 expectations, these events resulted in an unusual amount of under-absorbed manufacturing expenses and abnormally low manufacturing margins for the fourth quarter.

Amortization expenses were $2.7 million for the three months ended December 31, 2019 as compared to $1.3 million for the same prior year period, due to the DMP acquisition.

Depreciation expenses were $5.7 million for the three months ended December 31, 2019 as compared to $4.3 million for the same prior year period, an increase of $1.4 million.

Profit sharing, bonuses, and deferred compensation expenses were $(0.2) million for the three months ended December 31, 2019 as compared to $2.7 million for the same prior year period.

Other selling, general and administrative expenses were $5.2 million for the three months ended December 31, 2019 as compared to $3.8 million for the same prior year period. The increase of $1.4 million was driven by $0.7 million from the former DMP acquired entities with the remainder mostly due to additional costs associated with being a public company.

Interest expense was $0.9 million for the three months ended December 31, 2019 as compared to $1.3 million for the same prior year period. The $0.4 million decline was due to the partial paydown of debt with use of the IPO proceeds in May and net positive cash flows generated by the business throughout the year.

Income tax benefits were $3.9 million for the three months ended December 31, 2019. The benefit is the result of the Company’s legacy business converting to a C corporation on May 12, 2019.

EBITDA and Adjusted EBITDA each declined by slightly more than $3.0 million for the three months ended December 31, 2019 as compared to the same prior year period. The decline was primarily driven by the previously mentioned issues.

Balance Sheet and Liquidity

The outstanding debt balance was $72.6 million as of December 31, 2019, as compared to $179.9 million as of December 31, 2018. The $107.3 million decline is attributable to the repayment of debt from the $101.8 million of IPO proceeds received in May 2019 in addition to net cash flow generated by the business, slightly offset by one-time IPO and DMP acquisition related payments and share repurchases.

Capital expenditures were $25.8 million for the year ended December 31, 2019 as compared to $17.9 million for the year ended December 31, 2018. The increase related to the addition of DMP and the timing of certain new technology and automation investments. This timing change allows the Company to increase its efficiency improvements at a faster rate which is reflected in lower planned capital expenditures in 2020, expected to be between $12 million and $16 million.

During the third quarter of 2019, the Company entered into an Amended and Restated Credit Agreement. This five-year agreement increased the Company’s borrowing capacity, simplified its debt structure, and provides for total potential borrowing capacity of $300 million through a $200 million revolving credit facility, along with a $100 million accordion feature at a favorable interest rate with less restrictive covenants.

As previously disclosed, the Company’s Board of Directors approved an increase in the Company’s share buyback program to $25.0 million through 2021. The company has utilized $2.6 million available under this program as of December 31, 2019.

“Our focus for 2020 will be to further strengthen our balance sheet to ensure we are well capitalized and able to pursue compelling acquisition opportunities at logical valuations,” noted Todd M. Butz, CFO. “We expect our 2020 free cash flow to be greater than fifty percent of Adjusted EBITDA and believe we are in a strong financial position moving forward.”

Outlook

Based on the Company’s recent performance, the overall economic climate, and industry trends, the Company is reaffirming its 2020 financial outlook as follows:

•	Net sales are expected to be between $425 million to $465 million.

•	Adjusted EBITDA is expected to be between $39 million and $50 million, which excludes stock-based compensation for 2020.

Conference Call

The Company will host a conference call on Thursday February 27th, 2020 at 10:00 a.m. Eastern Time (9:00 a.m. Central Time).

For a live Internet webcast of the conference call, visit www.mecinc.com and click on the link to the live webcast on the Investors page.

For telephone access to the conference, call (866) 652-5200 within the United States, call (855)-669-9657 within Canada, or +1 (412) 317-6060 from outside the United States and Canada.

Forward Looking Statements

This press-release includes forward-looking statements that reflect plans, estimates and beliefs. Such statements involve risks and uncertainties. Actual results may differ materially from those contemplated by these forward-looking statements as a result of various factors. Important factors that could cause actual results or events to differ materially from those expressed in forward-looking statements include, but are not limited to: failure to compete successfully in our markets; risks relating to developments in the industries in which our customers operate; our ability to maintain our manufacturing, engineering and technological expertise; the loss of any of our large customers or the loss of their respective market shares; risks related to scheduling production accurately and maximizing efficiency; our ability to realize net sales represented by our awarded business; our ability to successfully identify or integrate acquisitions; risks related to entering new markets; our ability to develop new and innovative processes and gain customer acceptance of such processes; our ability to recruit and retain our key executive officers, managers and trade-skilled personnel; risks related to our information technology systems and infrastructure; manufacturing risks, including delays and technical problems, issues with third-party suppliers, environmental risks and applicable statutory and regulatory requirements; political and economic developments, including foreign trade relations and associated tariffs; volatility in the prices or availability of raw materials critical to our business; results of legal disputes, including product liability, intellectual property infringement and other claims; risks associated with our capital-intensive industry; risks related to our treatment as an S Corporation prior to the consummation of our initial public offering; risks related to our employee stock ownership plan’s treatment as a tax-qualified retirement plan; our ability to remediate the material weaknesses in internal control over financial reporting identified in preparing our audited consolidated financial statements and to subsequently maintain effective internal control over financial reporting; and other factors listed under “Risk Factors” in Part II, Item 1A of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2019, which may be amended or supplemented by subsequent Quarterly Reports on Form 10-Q or other reports filed with the Securities and Exchange Commission. This discussion should be read in conjunction with our audited consolidated financial statements included in the Company’s previously filed registration statement on Form S-1. We undertake no obligation to update or revise any forward-looking statements after the date on which any such statement is made, whether as a result of new information, future events or otherwise, except as required by the federal securities laws

About Mayville Engineering Company

MEC is a leading U.S.-based value-added manufacturing partner that provides a broad range of prototyping and tooling, production fabrication, coating, assembly and aftermarket components. Our customers operate in diverse end markets, including heavy- and medium-duty commercial vehicles, construction, powersports, agriculture, military and other end markets. We have developed long-standing relationships with our blue-chip customers based upon a high level of experience, trust and confidence.

Our one operating segment focuses on producing metal components that are used in a broad range of heavy- and medium-duty commercial vehicles, construction, powersports, agricultural, military and other products.

Use of Non-GAAP Financial Measures

This press release contains financial information calculated in a manner other than in accordance with U.S. generally accepted accounting principles (“GAAP”).

The non-GAAP measures used in this press release are EBITDA, EBITDA Margin, Adjusted EBITDA and Adjusted EBITDA Margin.

EBITDA represents net income before interest expense, provision (benefit) for income taxes, depreciation, and amortization. EBITDA Margin represents EBITDA as a percentage of net sales for each period. Adjusted EBITDA represents EBITDA before transaction fees incurred in connection with the DMP acquisition and our initial public offering, the loss on debt extinguishment relating to our December 2018 credit agreement, non-cash purchase accounting charges including costs recognized on the step-up of acquired inventory and contingent consideration fair value adjustments, and one-time increases in deferred compensation and long term incentive plan expenses related to the initial public offering and, for 2020, stock-based compensation. Adjusted EBITDA Margin represents Adjusted EBITDA as a percentage of net sales for each period. These metrics are supplemental measures of our operating performance that are neither required by, nor presented in accordance with, GAAP. These measures should not be considered as an alternative to net income or any other performance measure derived in accordance with GAAP as an indicator of our operating performance. We present Adjusted EBITDA and Adjusted EBITDA Margin as management uses these measures as key performance indicators, and we believe they are measures frequently used by securities analysts, investors and other parties to evaluate companies in our industry. These measures have limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of our results as reported under GAAP.

Our calculation of EBITDA, EBITDA Margin, Adjusted EBITDA and Adjusted EBITDA Margin may not be comparable to the similarly named measures reported by other companies. Potential differences between our measures of EBITDA and Adjusted EBITDA compared to other similar companies’ measures of EBITDA and Adjusted EBITDA may include differences in capital structure and tax positions.

Please reference our reconciliation of net income, the most directly comparable measure calculated in accordance with GAAP, to EBITDA and Adjusted EBITDA, and the calculation of EBITDA Margin and Adjusted EBITDA Margin included in this press release.

Mayville Engineering Company, Inc.

Consolidated Balance Sheet

(in thousands except share data)

	December 31, 2019	December 31, 2018
ASSETS
Cash and cash equivalents	$1	$3,089
Receivables, net of allowances for doubtful accounts of $526 and $801 as of December 31, 2019 and 2018	40,188	52,298
Inventories, net	45,692	53,405
Tooling in progress	1,589	2,318
Prepaid expenses and other current assets	3,007	1,649

Total current assets	90,477	112,759

Property, plant and equipment, net	125,063	123,883
Goodwill	71,535	69,437
Intangible assets-net	72,173	82,879
Capital lease, net	3,227	1,953
Other long-term assets	6,894	814

Total	$369,369	$391,725

Mayville Engineering Company, Inc.

Consolidated Balance Sheet (continued)

(in thousands except share data)

	December 31, 2019	December 31, 2018
LIABILITIES, TEMPORARY EQUITY, AND SHAREHOLDERS’ EQUITY
Accounts payable	$32,173	$45,992
Current portion of capital lease obligation	598	281
Current portion of long-term debt	—	8,606
Accrued liabilities:
Salaries, wages, and payroll taxes	5,752	7,548
Profit sharing and bonus	6,229	6,124
Other current liabilities	3,439	14,610

Total current liabilities	48,191	83,161

Bank revolving credit notes	72,572	59,629
Capital lease obligation, less current maturities	2,687	1,697
Other long-term debt, less current maturities	—	111,675
Deferred compensation and long-term incentive, less current portion	24,949	13,351
Deferred income taxes	19,975	19,123
Other long-term liabilities	100	100

Total liabilities	168,474	288,736

Redeemable common shares, no par value, stated at redemption value of outstanding shares, 60,045,300 authorized, 38,623,806 shares issued at December 31, 2018	—	133,806
Retained earnings	—	26,842
Treasury stock at cost, 25,180,330 shares at December 31, 2018	—	(57,659)

Total temporary equity	—	102,989

Common shares, no par value, 75,000,000 authorized, 20,845,693 shares issued at December 31, 2019	—	—
Additional paid-in-capital	183,687	—
Retained earnings	22,089	—
Treasury stock at cost 1,213,482 shares at December 31, 2019	(4,882)	—

Total shareholders’ equity	200,895	—

Total	$369,369	$391,725

Share counts give effect to the issuance of a stock dividend of approximately 1,334.34-for-1 related to the Company’s May 2019 IPO. There were 45,000 shares authorized, 28,946 shares issued and 18,871 treasury shares at December 31, 2018.

Mayville Engineering Company, Inc.

Consolidated Statement of Income (Loss)

(in thousands except share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018
Net sales	$102,331	91,432	$519,704	354,526

Cost of sales	98,297	81,034	460,986	303,948

Amortization of intangibles	2,677	1,279	10,706	4,096
Profit sharing, bonuses, and deferred compensation	(153)	2,713	25,105	8,058
Employee Stock Ownership Plan expense	953	1,000	5,453	4,000

Other selling, general and administrative expenses	5,170	3,841	25,466	12,276
Contingent consideration revaluation	—	(21)	(6,054)	(21)

Income (loss) from operations	(4,613)	1,586	(1,958)	22,169

Interest expense	(918)	(1,274)	(6,728)	(3,879)
Loss on debt extinguishment	—	(226)	(154)	(814)

Income (loss) before taxes	(5,530)	86	(8,840)	17,476
Income tax expense (benefit)	(3,857)	(505)	(4,088)	(459)

Net income (loss) and comprehensive income	$(1,673)	$591	$(4,753)	$17,935

Earnings per share – basic and diluted
Net income available to shareholders	$(1,673)	$591	$(4,753)	$17,935

Basic and diluted earnings (loss) per share	$(0.08)	$0.04	$(0.27)	$1.29
Basic and diluted weighted average shares outstanding	19,711,921	13,443,524	17,447,464	13,891,301

Tax and share adjusted pro forma information
Net income (loss) available to shareholders	$(1,673)	$591	$(4,753)	$17,935
Pro forma provision for income taxes	—	175	173	4,663

Pro forma net income (loss)	$(1,673)	416	$(4,926)	13,272

Pro forma basic and diluted earnings (loss) per share	$(0.08)	$0.03	$(0.28)	$0.96
Pro forma basic and diluted weighted average shares outstanding	19,711,921	13,443,524	17,447,464	13,891,301

Weighted average shares give effect to the issuance of a stock dividend of approximately 1,334.34-for-1 related to the IPO.

Tax adjusted pro forma amounts reflect income tax adjustments as if the Company was a taxable entity as of the beginning of 2018 using a 26% effective tax rate.

Mayville Engineering Company, Inc.

Consolidated Statement of Cash Flows

(in thousands)

	Twelve Months Ended December 31,
	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(4,753)	$17,935
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation	22,296	16,372
Amortization	10,706	4,096
Stock-based compensation	3,486	—
Costs recognized on step-up of acquired inventory	395	583
Contingent consideration revaluation	(6,054)	(21)
Gain on sale of property, plant and equipment	(62)	(177)
Deferred compensation and long-term incentive	11,598	4,466
Loss (gain) on extinguishment or forgiveness of debt, net	(367)	814
Provision for doubtful accounts	—	(48)
Non-cash adjustments	(13)	218
Changes in operating assets and liabilities - net of effects of acquisition:
Accounts receivable	11,853	1,042
Inventories	8,886	(6,873)
Tooling in progress	729	489
Prepaids and other current assets	(1,358)	(4,425)
Accounts payable	(11,010)	834
Other long-term assets	(5,992)	—
Accrued liabilities, excluding long-term incentive	(6,938)	1,410

Net cash provided by operating activities	33,402	36,715

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property, plant and equipment	(25,797)	(17,879)
Acquisitions, net of cash acquired	(2,369)	(114,700)
Proceeds from sale of property, plant and equipment	76	10

Net cash used in investing activities	(28,090)	(132,569)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from bank revolving credit notes	442,154	257,428
Payments on bank revolving credit notes	(429,211)	(228,137)
Repayments of other long-term debt	(120,046)	(87,389)
Proceeds from issuance of other long-term debt	—	167,094
Proceeds from IPO, net	101,763	—
Purchase of treasury stock	(2,591)	(7,833)
Deferred financing costs	—	(2,173)
Payments on capital leases	(469)	(123)

Net cash provided by (used in) financing activities	(8,400)	98,867

Net increase (decrease) in cash and cash equivalents	(3,088)	3,013
Cash and cash equivalents at beginning of period	3,089	76

Cash and cash equivalents at end of period	$1	$3,089

Cash paid for interest	$6,629	$4,117

Mayville Engineering Company, Inc.

Reconciliation of Net Income to EBITDA and Adjusted EBITDA

(in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018
Net income (loss)	$(1,673)	$591	$(4,753)	$17,935
Interest expense	918	1,274	6,728	3,879
Provision (benefit) for income taxes	(3,857)	(505)	(4,088)	(459)
Depreciation and amortization	8,350	5,603	33,002	20,468

EBITDA	3,738	6,961	30,890	41,823
Loss on debt extinguishment	—	226	154	814
Costs recognized on step-up of acquired inventory	—	583	395	583
Contingent consideration revaluation	—	(21)	(6,054)	(21)
Deferred compensation expense specific to IPO	—	—	10,159	—
Long term incentive plan expense specific to IPO	—	—	9,921	—
Other IPO and DMP acquisition related expenses	1,181	495	7,615	495

Adjusted EBITDA	$4,919	$8,244	$53,080	$43,694

Net sales	$102,331	$91,432	$519,704	$354,526
EBITDA Margin Percentage	3.7%	7.6%	5.9%	11.8%
Adjusted EBITDA Margin Percentage	4.8%	9.0%	10.2%	12.3%